UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Jammin Java Corp.
(Name of registration Issuer in its Charter)

Nevada	26-4204714
(State or Other Jurisdiction of Organization)	(IRS Employer Identification #)

8200 Wilshire Blvd. 200, Beverly Hills, CA 90211
(Address of Principal Executive Office)

JAMMIN JAVA CORP. 2012 EQUITY INCENTIVE PLAN
 (Full title of the plan)

Anh Tran
8200 Wilshire Blvd. 200, Beverly Hills, CA 90211
(Name and address of agent for service)

(323) 556-0746
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
common stock, $0.001 par value	12,000,000	$0.145	$1,740,000	$237.34

(1)
This Registration Statement also covers an indeterminate number of additional shares which may be offered and issued under the employee benefit plan named above to prevent diminution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(1); calculated based on the average of the bid and asked price of  Jammin Java Corp.’s common stock on November 9, 2012, as reported on the OTCQB.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees participating in the plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Participants are further advised that the documents incorporated by reference in Item 3 of Part II of the Registration Statement, of which this prospectus is a part of, and which are incorporated by reference to this prospectus, are available without charge, upon written or oral request to the Company.  Additionally, other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act (§230.428(b)) are available without charge, upon written or oral request to the Company.

Such requests may be made to:

Anh Tran
8200 Wilshire
Blvd., Suite 200
Beverly Hills, California 90211
Telephone: (323) 556-0746

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Registration Statement on Form S-8 incorporates by reference the following documents of Jammin Java Corp. (the “Registrant”) previously filed with the Securities and Exchange Commission:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2012, filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2012;
•
The Registrant’s Quarterly Report on Form 10-Q  for the fiscal quarter ended April 30, 2012 filed with the Commission on June 13, 2012, and the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2012, filed with the Commission on September 14, 2012 and amended on October 4, 2012;

•	The Registrant’s Current report on Form 8-K filed with the Commission on August 2, 2012;
•
The description of the Registrant’s common stock contained the Registration Statement on Form S-1, dated October 5, 2012, and filed with the Commission on October 9, 2012, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Pursuant to the provisions of the Nevada Revised Statutes 78.7502 to 78.752 (the “NRS”), we must indemnify directors and officers for any expenses, including attorneys’ fees, actually and reasonably incurred by any director or officer in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such director or officer because of his or her status as a director or officer, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The NRS permits a corporation to indemnify a director or officer, even in the absence of an agreement to do so, for expenses actually and reasonably incurred in connection with any action or proceeding (i) if such officer or director (a) acted in good faith and in a manner in which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, (b) is not liable pursuant to Section 78.138 of the NRS (fiduciary duties), and (c) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, or (ii) with respect to an action by or in the right of the corporation, if such director or officer (a) acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and (b) is not liable pursuant to Section 78.138 of the NRS (fiduciary duties), except that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines upon application that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The NRS also prohibits indemnification of a director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the NRS may permit a director or officer to apply to the court for approval of indemnification even if the director or officer is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law. The NRS further provides that a corporation may purchase and maintain insurance for directors and officers against liabilities incurred while acting in such capacities regardless of whether the corporation has the authority to indemnify such persons under the NRS. Any discretionary indemnification under the NRS must be authorized upon a determination that such indemnification is proper: (i) by the stockholders, (ii) by a majority of a quorum of disinterested directors, or (iii) by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

Our Articles of Incorporation and Bylaws provide for elimination of any liability of our directors and officers and indemnity of our directors and officers to the fullest extent permitted by Nevada law.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are described in the Exhibit Index below and are incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) For determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Jammin Java Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Beverly Hills, State of California on this 9th day of November, 2012.

JAMMIN JAVA CORP.
By: /s/ Brent Toevs
Brent Toevs
Chief Executive Officer
(Duly Authorized officer and Principal Executive Officer)

By: /s/ Anh Tran
Anh Tran
President, Chief Operating Officer, Secretary and Treasurer
(Duly Authorized Officer, Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

Each of the undersigned officers and directors of Jammin Java Corp., hereby constitutes and appoints Brent Toevs and Anh Tran, each their true and lawful attorneys-in-fact and agents, for them and in their name, place and stead, in any and all capacities, to sign their names to any and all amendments to this Registration Statement on Form S-8, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorney shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chief Executive Officer	November 9, 2012
/s/ Brent Toevs	(Principal Executive Officer)
Brent Toevs	Director

	President, Chief Operating Officer,	November 9, 2012
Secretary and Treasurer
/s/ Anh Tran	(Principal Financial Officer and
Anh Tran	Principal Accounting Officer)
Director

/s/ Rohan Marley	Chairman of the Board of Directors	November 9, 2012
Rohan Marley

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

4.1*	2012 Equity Incentive Plan
5.1*	Opinion of The McGeary Law Firm, P.C.

23.1*	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP

23.2*	Consent of The McGeary Law Firm, P.C. (included in exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

* Filed herewith.